EXHIBIT 99

PRESS RELEASE

Scripps reports fourth quarter results

For immediate release	(NYSE: SSP)
Jan. 25, 2005

CINCINNATI – The E. W. Scripps Company today reported double-digit, year-over-year increases in operating revenue and operating income during the fourth quarter of 2004, reflecting the continued rapid growth of the company’s lifestyle television networks and strong political advertising at its broadcast television stations.

The company’s operating revenue for the fourth quarter 2004 grew 18 percent year-over-year to $607 million. Operating income for the three-month period reached $140 million, up 21 percent.

Fourth quarter 2004 net income was $91.3 million, or 55 cents per share. In the prior year, fourth quarter net income was $102 million, or 62 cents per share. Fourth quarter 2003 net income was higher primarily because of the favorable effect of adjustments that were made to the company’s state and federal tax provisions. The combined effect of the adjustments and an unusual item increased fourth quarter 2003 net income by $25.9 million, or 16 cents per share.

Strong performance at the company’s Scripps Networks division continues to drive the company’s financial growth. Scripps Networks includes the company’s growing portfolio of national television networks: Home & Garden Television, Food Network, DIY Network, Fine Living, Great American Country (GAC) and HGTVPro, a business-to-business broadband channel launched by the company earlier this month.

Scripps Networks segment profit was up 37 percent year over year to $91 million in the fourth quarter 2004. Segment profit excludes interest, income taxes, investment results and certain other items that are included in net income. Total revenue for the Scripps Networks division increased 32 percent to $205 million.

The increase in profit and revenue at Scripps Networks is attributable to strong performance by the company’s flagship television networks, HGTV and Food Network. The company’s ongoing investment in its developing networks – DIY, Fine Living and GAC – reduced Scripps Networks segment profit by $7.0 million during the fourth quarter.

Advertising revenue at Scripps Networks was up 25 percent to $159 million. Revenue from affiliate fees increased 70 percent to $40.7 million. Affiliate fee revenue was favorably affected in the fourth quarter, in part, by the completion earlier in the year of several renewal agreements with cable television operators that carry the company’s national television networks.

Strong political advertising at the company’s local broadcast television stations also contributed to improved consolidated results. Total broadcast television revenue was up 19 percent to $98.8 million for the three-month period. Broadcast television segment profit was up 51 percent in the fourth quarter to $39.8 million.

Political advertising revenue at Scripps stations reached $21.0 million during the fourth quarter. Political advertising revenue for the full year reached $41.5 million compared with $35.0 million during the previous presidential election in the year 2000.

At the company’s newspapers, total revenue reached $185 million during the fourth quarter, up 1.4 percent over the same period in 2003. Newspaper advertising revenue was up 2.5 percent to $148 million.

Newspaper division segment profit declined 5.1 percent to $73.1 million. Newspaper segment profits were held back by a soft advertising environment, higher employee benefit costs, higher newsprint prices, expenses related to new product development and increased investment in sales and marketing.

Newspaper segment profit benefited in the fourth quarter by the reversal of a $2.5 million accrual the company recorded during the second quarter 2004 as a result of an Alabama Supreme Court judgment involving The Birmingham News Co. The reversal is based on the company’s current position that it has no obligation to pay the amount accrued. The Scripps newspaper, the Birmingham Post-Herald, is the minority, non-managing partner under a joint operating agreement with The Birmingham News Co.

At the Shop at Home Network, fourth quarter revenue rose 37 percent to $89.4 million. The company continues to implement its electronic commerce strategy, which includes spending for needed improvements in merchandising, information technology, programming and marketing. The segment loss at Shop at Home in the fourth quarter was $8.0 million compared with $6.8 million in the prior year period.

“Scripps finished 2004 strongly, once again achieving solid overall financial growth during the fourth quarter and for the full year,” said Kenneth W. Lowe, the company’s president and chief executive officer. “The sustained growth of the company, we believe, affirms our long-term strategy to create value through the internal development of new media businesses and the acquisition of promising media properties.”

“Our top priority has been the expansion of Scripps Networks, which, during 2004, became the company’s largest operating division, both in terms of revenue and segment profit,” Lowe said. “That milestone was reached as we celebrated HGTV’s 10th anniversary, saw tremendous growth in profitability at both HGTV and Food, and added our newest network – GAC – to our growing portfolio of popular lifestyle networks.”

“At DIY and Fine Living – our developing networks – rapid top line growth and expanding distribution is the direct, positive result of our investment in solid schedules of quality, original programming. The growing popularity of DIY is pushing this innovative online and on-air resource ever closer to profitability. Fine Living is on a similar, promising trajectory.”

“In addition to the strong financial performance at Scripps Networks, the company’s consolidated growth received a boost during the quarter – and for the full year – from record political advertising revenue at our local broadcast television stations,” Lowe said. “We benefited from having market-leading stations in the key swing states of Florida and Ohio and by creating preferred on-air forums for political candidates.”

“At Shop at Home, retail sales were strong throughout the quarter,” Lowe said. “Sales have continued to move higher as we’ve improved the mix, quality and appeal of Shop at Home’s product offerings. Necessary improvements we’re making in the business, including costs related to the implementation of our electronic commerce strategy, are holding back profits at Shop at Home. We won’t hesitate, however, to invest in a business that we believe holds the promise of attractive long-term returns.”

“At the company’s newspapers, revenue grew modestly during the quarter, but profits were held back by a combination of factors, including a stubbornly tepid newspaper advertising environment,” Lowe said.

Here are detailed fourth-quarter results by segment:

Scripps Networks

Scripps Networks segment profit was $91.0 million, up 37 percent from $66.4 million in the prior year period.

Scripps Networks advertising revenue increased 25 percent to $159 million. Affiliate fee revenue was $40.7 million, up 70 percent.

Programming and marketing expenses increased 31 percent to $64.0 million.

Home & Garden Television contributed $55.8 million to segment profit, up 25 percent from the year-ago period. HGTV revenue grew 23 percent to $102 million. Home & Garden Television now reaches about 87 million domestic subscribers, compared with 85 million at the end of the fourth quarter 2003.

Food Network had revenue of $86.9 million, up 41 percent. The network contributed $44.7 million to segment profit, up 48 percent from the fourth quarter last year. Food Network reaches 86 million domestic subscribers, up from 83 million in the fourth quarter 2003.

Revenue at DIY was $8.8 million compared with $6.9 million in 2003. Operating losses at DIY reduced segment profit by $1.1 million compared with a $1.7 million reduction in segment profit in 2003. DIY can be seen in about 31 million households, up from about 26 million a year ago.

Fine Living revenues increased to $5.1 million from about $3.5 million the previous year. Operating losses at Fine Living reduced segment profit by $5.8 million, about even with 2003. Fine Living reaches about 25 million households vs. 20 million at this time a year ago.

Newspapers

Total newspaper segment profit was $73.1 million, down 5.1 percent from $77.0 million in the prior year period.

Advertising revenue at newspapers managed solely by Scripps was $148 million, up 2.5 percent. Advertising revenue broken down by category was:

•	Local, about even with last year at $46.5 million.

•	Classified, up 1.6 percent to $51.2 million.

•	National, up 4.1 percent to $11.4 million.

•	Preprint and other, up 6.2 percent to $38.8 million.

Circulation revenues were $32.7 million, down 3.7 percent.

Newsprint expenses increased 8.2 percent on a 9.4 percent increase in newsprint prices.

The company’s newspapers that are managed under joint operating agreements contributed $17.4 million to segment profit, up 14 percent from last year. Continued softness in Denver was more than offset by improved results in Cincinnati and the reversal of the accrual in Birmingham.

Broadcast Television

Broadcast television segment profit increased 51 percent to $39.8 million from $26.4 million in the prior year period.

Broadcast television revenue increased 19 percent to $98.8 million.

Advertising revenue broken down by category was:

•	Political, $21.0 million vs. $1.3 million in 2003.

•	Local, down 5.1 percent to $46.8 million.

•	National, down 5.4 percent to $27.1 million.

•	Other, up 7.2 percent to $3.9 million.

Shop at Home Network

Shop at Home Network revenue was $89.4 million, up 37 percent from the same year-ago period.

Shop at Home reported a segment loss of $8.0 million vs. a segment loss of $6.8 million in the same period a year ago. The loss is related to the company’s implementation of its electronic commerce strategy, which includes spending for needed improvements in merchandising, information systems, programming and marketing.

The network reached an average 54 million full-time equivalent homes during the quarter compared with 46 million last year.

Licensing and Other Media

Revenue was $29.0 million, about even with the prior year period.

Segment profit was $5.1 million compared with $6.3 million in 2003.

Full-year results

Net income was $304 million, or $1.84 per share vs. $271 million, or $1.66 per share. Operating income increased 27 percent to $466 million.

Following are full-year results by operating group:

•	Newspapers: Total revenue increased 1.8 percent to $704 million. Segment profit was down 8.5 percent to $246 million.

•	Scripps Networks: Home & Garden Television revenue increased 26 percent to $377 million; contribution to segment profit increased 30 percent to $199 million. Food Network revenue increased 42 percent to $295 million; contribution to segment profit increased 60 percent to $140 million. Operating losses at DIY and Fine Living reduced segment profit by $29.7 million compared with $36.2 million in 2003.

•	Shop At Home Network: Revenue increased 23 percent to $293 million. Segment loss for the year was $22.0 million, about even with 2003.

•	Broadcast television: Revenue was $342 million compared with $304 million in the prior year. Segment profit increased 27 percent to $108 million. Political advertising revenue for the year was $41.5 million compared with $3.4 million in 2003.

•	Licensing and other media: Revenue was down 1.2 percent to $104 million. Segment profit was down 13 percent to $16.8 million.

Guidance

Based on advance advertising sales, the company currently anticipates first quarter 2005 advertising revenue for Scripps Networks will be up about 25 percent year over year. Affiliate fee revenue for Scripps Networks is expected to increase about 15 percent during the quarter, net of distribution fee amortization. Programming and marketing expenses are expected to increase about 30 to 35 percent in the first quarter as the company continues to invest in building viewership across all four networks. Investments in the development of DIY, Fine Living, GAC and other emerging programming services are expected to reduce segment profits by about $10 million.

Newspaper advertising revenues are expected to be up low single digits over the prior year in the first quarter.

At the company’s broadcast television stations, advertising revenues are expected to be up about 2 to 4 percent in the first quarter, excluding political. Political advertising in the first quarter 2004 was $4.2 million. Total broadcast television revenue in the first quarter is expected to be down 2 to 4 percent.

The company’s continuing investment in the Shop at Home Network is expected to reduce first quarter segment profits by about $4.4 million and earnings per share by about 3 cents.

Due primarily to increased profitability of the Food Network and the company’s allocation of operating income to Tribune Company, which owns 31 percent of the network, minority interest is expected to be between $9 million and $11 million in the first quarter.

First quarter earnings per share are expected to be between 35 cents and 39 cents. Earnings per share during the first quarter of 2004 were 43 cents, including unusual items that increased net income by 6 cents per share.

Other financial estimates for the full year follow:

•	Capital expenditures, $100 million to $110 million.

•	Depreciation and amortization, $80 million.

•	Interest expense, $32 million.

•	Minority interest, $50 to $55 million.

•	Tax rate, 36 percent.

Conference call

The senior management team at Scripps will discuss the company’s fourth quarter results during a telephone conference call at 10 a.m. EDT today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Investor Relations,” then follow the “Live Web Cast” link at the top of the page. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-800-553-0329 (U.S.) or 1-612-332-0923 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (fourth quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. EDT Jan. 25 until 11:59 p.m. EDT Monday, Jan. 31. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 764997.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Investor Relations” then follow the “Audio Archives” link at the top of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2003 SEC Form 10K and F-29 of its most recent Form 10Q.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, including the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY Network, Fine Living, Great American Country (GAC) and HGTVPro. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com, fineliving.com and gactv.com. Scripps Networks programming can be seen in 86 countries.

Scripps Newspapers, including daily and community newspapers in 19 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit, Cleveland, Cincinnati, Phoenix, Tampa, Baltimore, Kansas City, Mo., West Palm Beach, Fla., Tulsa, Okla., and Lawrence, Kan.

Shop at Home Network, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop at Home Web site, shopathometv.com. Shop at Home reaches about 54 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop at Home affiliated television stations.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert and about 150 other features and characters.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513.977.3826

Email: stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
Operating revenues	$606,739	$514,324	18.0%	$2,167,503	$1,874,845	15.6%
Costs and expenses	(444,846)	(380,634)	(16.9)%	(1,641,100)	(1,439,575)	(14.0)%
Depreciation and amortization of intangibles	(22,017)	(17,839)	(23.4)%	(71,827)	(68,087)	(5.5)%
Gain on sale of production facility				11,148

Operating income	139,876	115,851	20.7%	465,724	367,183	26.8%
Restructuring charges		(1,847)			(1,847)
Interest expense	(8,062)	(7,814)	(3.2)%	(30,878)	(31,593)	2.3%
Equity in earnings of JOAs and other joint ventures	29,614	27,060	9.4%	88,830	87,954	1.0%
Interest and dividend income	1,721	1,217	41.4%	3,369	5,062	(33.4)%
Other investment results				14,674	(3,200)
Miscellaneous, net	810	(198)		934	(497)

Income before income taxes and minority interests	163,959	134,269	22.1%	542,653	423,062	28.3%
Provision for income taxes	58,791	24,953	(135.6)%	195,773	137,974	(41.9)%

Income before minority interests	105,168	109,316	(3.8)%	346,880	285,088	21.7%
Minority interests	13,894	7,782		43,069	14,273

Net income	$91,274	$101,534	(10.1)%	$303,811	$270,815	12.2%

Net income per diluted share of common stock	$.55	$.62	(11.3)%	$1.84	$1.66	10.8%

Weighted average diluted shares outstanding	164,954	163,879		164,918	162,937

As a result of the two-for-one stock split authorized and distributed in the third quarter 2004, all share and per share amounts in our consolidated financial statements and related notes have been retroactively adjusted to reflect the stock split for all periods presented.

See notes to results of operations.

Notes to Results of Operations

1. INVESTMENT RESULTS AND OTHER ITEMS

Net income was affected by the following:

2004 - Fourth quarter and full-year operating results were affected by the impact of hurricanes at our Florida operations. Our Florida operations sustained wind and water damage and the hurricanes interrupted operations at our affected businesses and at certain of their customers, resulting in lost revenues. Estimated asset impairment losses and restoration costs for the fourth quarter totaled approximately $0.2 million. Full-year estimated asset impairment losses and restoration costs totaled $2.6 million, of which approximately $1.1 million relates to the newspaper segment and $1.5 million to the broadcast television segment. Full-year net income was reduced by $1.6 million, $.01 per share.

Our insurance program provides coverage for damage to property and interruption of business operations, including profit recovery and costs incurred to minimize the period and total cost of interruption. Business interruption losses are estimated to be approximately $0.5 million for the fourth quarter and $4.2 million for the full-year period. Insurance recoveries are subject to an approximate $1.0 million per occurrence, per location deductible. Insurance recoveries are recognized when they are probable of collection. We are currently in discussions with our insurance providers to assess the amount of the claim and the amount of the covered losses and accordingly, have not recorded any recovery of property or business interruption losses resulting from the hurricanes in our 2004 results of operations.

Full-year operating results include an $11.1 million pre-tax gain on the sale of our Cincinnati television station’s production facility to the City of Cincinnati. The gain on sale had previously been deferred while the station continued to use the facility until construction of a new production facility was complete. Net income was increased by $7.0 million, $.04 per share.

Full-year other investment results represent realized gains from the sale of certain investments, including Digital Theater Systems. Net income was increased by $9.5 million, $.06 per share.

2003 - The Company was notified by Gannett, owner of The Cincinnati Enquirer, that the Cincinnati joint operating agreement with the Scripps newspapers, The Cincinnati Post and The Kentucky Post, will not be renewed when it expires on December 31, 2007. As a result of the notification and as stipulated by terms of a collective bargaining agreement, we recorded a $1.8 million restructuring charge in the fourth quarter for estimated severance costs to Post editorial employees. The charge reduced net income by $1.2 million, $.01 per share.

In the fourth quarter, we closed several open state tax years and reached agreement with the Internal Revenue Service (“IRS”) on proposed adjustments to our 1996 through 2001 consolidated federal income tax returns. As a result we adjusted our estimates of our prior year state and federal income tax liabilities and our estimate of unrealizable state net operating loss carryforwards. The changes in these estimates reduced the income tax provision by $27.1 million, $.17 per share.

Full-year other investment results were a pre-tax charge of $3.2 million for write-downs associated with declines in value of certain investments in development-stage businesses. Net income was reduced by $2.1 million, $.01 per share.

2. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Our chief operating decision maker (as defined by Financial Accounting Standard (“FAS”) 131 – Segment Reporting) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profits generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of joint operating agreements (“JOAs”) using the equity method of accounting. Our equity in earnings of JOAs is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs and other joint ventures. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and certain other joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
Segment operating revenues:
Newspapers managed solely by us	$184,917	$182,389	1.4%	$703,857	$691,591	1.8%
Newspapers operated pursuant to JOAs	96	93	3.2%	267	267	0.0%

Total newspapers	185,013	182,482	1.4%	704,124	691,858	1.8%
Scripps Networks	204,578	154,971	32.0%	723,713	535,013	35.3%
Broadcast television	98,768	82,862	19.2%	342,498	304,162	12.6%
Shop At Home	89,367	65,104	37.3%	293,092	238,484	22.9%
Licensing and other media	29,013	28,905	0.4%	104,076	105,328	(1.2)%

Total operating revenues	$606,739	$514,324	18.0%	$2,167,503	$1,874,845	15.6%

Segment profit (loss):
Newspapers managed solely by us	$55,692	$61,769	(9.8)%	$204,898	$227,132	(9.8)%
Newspapers operated pursuant to JOAs	17,365	15,183	14.4%	41,038	41,573	(1.3)%

Total newspapers	73,057	76,952	(5.1)%	245,936	268,705	(8.5)%
Scripps Networks	90,966	66,442	36.9%	304,358	204,263	49.0%
Broadcast television	39,761	26,377	50.7%	108,243	85,218	27.0%
Shop At Home	(8,031)	(6,782)	(18.4)%	(21,968)	(22,075)	0.5%
Licensing and other media	5,051	6,261	(19.3)%	16,767	19,238	(12.8)%
Corporate	(9,297)	(8,500)	(9.4)%	(38,103)	(32,125)	(18.6)%

Total segment profit	191,507	160,750	19.1%	615,233	523,224	17.6%
Depreciation and amortization of intangibles	(22,017)	(17,839)	(23.4)%	(71,827)	(68,087)	(5.5)%
Restructuring charges, including share of JOA restructurings		(1,847)			(1,847)
Gain on sale of production facility				11,148
Interest expense	(8,062)	(7,814)	(3.2)%	(30,878)	(31,593)	2.3%
Interest and dividend income	1,721	1,217	41.4%	3,369	5,062	(33.4)%
Other investment results, net of expenses				14,674	(3,200)
Miscellaneous, net	810	(198)		934	(497)

Income before income taxes and minority interests	$163,959	$134,269	22.1%	$542,653	$423,062	28.3%

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
Depreciation:
Newspapers managed solely by us	$6,527	$6,013	(8.5)%	$22,552	$23,135	2.5%
Newspapers operated pursuant to JOAs	314	335	6.3%	1,211	1,301	6.9%

Total newspapers	6,841	6,348	(7.8)%	23,763	24,436	2.8%
Scripps Networks	2,977	2,730	(9.0)%	11,201	10,489	(6.8)%
Broadcast television	6,262	5,284	(18.5)%	20,742	19,852	(4.5)%
Shop At Home	3,582	1,645		9,132	5,871	(55.5)%
Licensing and other media	172	154	(11.7)%	667	630	(5.9)%
Corporate	555	598	7.2%	2,184	2,266	3.6%

Total depreciation	$20,389	$16,759	(21.7)%	$67,689	$63,544	(6.5)%

Amortization of intangibles:
Newspapers managed solely by us	$107	$107	0.0%	$426	$425	(0.2)%
Newspapers operated pursuant to JOAs	67	67	0.0%	267	267	0.0%

Total newspapers	174	174	0.0%	693	692	(0.1)%
Scripps Networks	929	505	(84.0)%	1,374	2,226	38.3%
Broadcast television	297	47		355	142
Shop At Home	228	354	35.6%	1,716	1,483	(15.7)%

Total amortization of intangibles	$1,628	$1,080	(50.7)%	$4,138	$4,543	8.9%

3. JOINT OPERATING AGREEMENTS

Four of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA partnership maintains a separate and independent editorial operation.

Information related to the operating results of our JOAs is as follows:

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
Equity in earnings of JOAs:
Denver	$12,729	$13,509	(5.8)%	$36,630	$37,854	(3.2)%
Cincinnati	6,608	6,079	8.7%	23,148	22,246	4.1%
Other	7,440	5,244	41.9%	18,829	18,582	1.3%

Total equity in earnings of JOAs	26,777	24,832	7.8%	78,607	78,682	(0.1)%
Operating revenues	96	93	3.2%	267	267	0.0%

Total	$26,873	$24,925	7.8%	$78,874	$78,949	(0.1)%

Contribution to segment profit:
Denver	$7,061	$7,632	(7.5)%	$13,759	$15,303	(10.1)%
Cincinnati	4,518	3,944	14.6%	15,129	14,359	5.4%
Other	5,786	3,607	60.4%	12,150	11,911	2.0%

Total contribution to segment profit	$17,365	$15,183	14.4%	$41,038	$41,573	(1.3)%

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in December 2007.

4. SCRIPPS NETWORKS

Financial information for each of our five national networks is as follows:

(in thousands, except per share data)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2004	2003	Fav(Unf)	2004	2003	Fav(Unf)
HGTV:
Operating revenues	$101,723	$82,874	22.7%	$376,905	$298,998	26.1%
Contribution to segment profit	55,800	44,577	25.2%	198,564	152,785	30.0%
Net income effect	33,396	25,735	29.8%	118,708	87,986	34.9%
Net income effect per share of diluted common stock	$.20	$.16	25.0%	$.72	$.54	33.3%

Food Network:
Operating revenues	$86,890	$61,814	40.6%	$294,957	$207,260	42.3%
Contribution to segment profit	44,710	30,303	47.5%	139,690	87,497	59.7%
Net income effect:
Food Network net income	42,516	28,444	49.5%	132,352	79,964	65.5%
Minority owner share of Food Network	13,243	6,984	89.6%	40,441	13,278

Scripps share of Food Network before income tax	29,273	21,460	36.4%	91,911	66,686	37.8%
Net income effect to Scripps	17,971	12,324	45.8%	56,391	39,090	44.3%
Net income effect per share of diluted common stock	$.11	$.08	37.5%	$.34	$.24	41.7%

DIY:
Operating revenues	$8,755	$6,879	27.3%	$31,504	$20,305	55.2%
Contribution to segment profit (loss)	(1,128)	(1,661)	32.1%	(7,959)	(10,430)	23.7%
Net income (loss) effect	(889)	(1,236)	28.1%	(5,787)	(7,267)	20.4%
Net income (loss) effect per share of diluted common stock	$(.01)	$(.01)		$(.04)	$(.04)

Fine Living:
Operating revenues	$5,142	$3,514	46.3%	$17,953	$8,308
Contribution to segment profit (loss)	(5,844)	(5,792)	(0.9)%	(21,788)	(25,784)	15.5%
Net income (loss) effect	(3,816)	(3,606)	(5.8)%	(14,601)	(16,024)	8.9%
Net income (loss) effect per share of diluted common stock	$(.02)	$(.02)		$(.09)	$(.10)	10.0%

Great American Country:
Operating revenues	$1,650			$1,650
Contribution to segment profit (loss)	(7)			(7)
Net income (loss) effect	(234)			(234)
Net income (loss) effect per share of diluted common stock	$(.00)			$(.00)

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: December	The E.W. Scripps Company
Report date: January 25, 2005	513-977-3826

( amounts in millions, unless otherwise noted )	December			Twelve months
	2004	2003	%	2004	2003	%
SEGMENT OPERATING REVENUES
Newspapers	$59.2	$58.1	1.8%	$704.1	$691.9	1.8%
Scripps Networks (1)	71.7	49.2	45.8%	723.7	535.0	35.3%
Broadcast Television	25.5	24.8	2.8%	342.5	304.2	12.6%
Shop At Home	39.6	29.5	34.2%	293.1	238.5	22.9%
Licensing and Other Media	9.7	10.2	(4.4)%	104.1	105.3	(1.2)%

TOTAL	$205.6	$171.7	19.7%	$2,167.5	$1,874.8	15.6%

NEWSPAPERS
Operating Revenues
Local	$16.0	$15.4	4.2%	$167.5	$167.3	0.1%
Classified	15.2	14.8	3.0%	214.8	209.7	2.4%
National	3.8	3.6	4.7%	40.4	39.2	3.1%
Preprints and other	12.4	11.9	3.9%	134.2	125.8	6.6%

Newspaper advertising	47.4	45.7	3.8%	556.9	542.1	2.7%
Circulation	10.5	11.1	(5.6)%	130.8	135.5	(3.5)%
Other	1.3	1.3	(3.1)%	16.4	14.2	15.4%

Newspapers	$59.2	$58.1	1.8%	$704.1	$691.9	1.8%

Ad inches (excluding JOAs) (in thousands)
Local	678	660	2.8%	7,251	7,200	0.7%
Classified	762	784	(2.9)%	10,338	10,471	(1.3)%
National	117	117	0.3%	1,320	1,331	(0.8)%

Full run ROP	1,558	1,561	(0.2)%	18,908	19,002	(0.5)%

Share of JOA operating profits (2)	$9.7	$7.8	24.8%	$78.6	$78.7	(0.1)%

SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$52.1	$38.6	34.8%	$567.4	$434.2	30.7%
Affiliate fees, net	16.6	8.5	95.9%	145.2	92.9	56.2%
Other	3.0	2.0	46.2%	11.1	7.9	40.3%

Scripps Networks	71.7	49.2	45.8%	723.7	535.0	35.3%

Subscribers (3)
HGTV				87.4	84.5	3.4%
Food Network				85.9	83.0	3.5%
Great American Country				36.8	26.7	37.8%

BROADCAST TELEVISION
Operating Revenues
Local	$15.1	$15.3	(1.3)%	$183.7	$184.4	(0.4)%
National	8.9	8.2	8.5%	100.5	100.8	(0.2)%
Political		0.2		41.5	3.4
Other	1.5	1.0	41.5%	16.7	15.7	6.7%

Broadcast Television	$25.5	$24.8	2.8%	$342.5	$304.2	12.6%

SHOP AT HOME
Operating Revenues
Shop At Home	$39.6	$29.5	34.2%	$293.1	$238.5	22.9%

Avg. full-time equivalent homes	54.6	46.5	17.4%	50.4	46.4	8.6%

(1)	Operating results include Great American Country since the November 22, 2004 acquisition date.
(2)	Excludes editorial costs.
(3)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: December	The E.W. Scripps Company
Report date: January 25, 2005	513-977-3826

( amounts in millions, unless otherwise noted )	Fourth Quarter
	2004	2003	%
SEGMENT OPERATING REVENUES
Newspapers	$185.0	$182.5	1.4%
Scripps Networks (1)	204.6	155.0	32.0%
Broadcast Television	98.8	82.9	19.2%
Shop At Home	89.4	65.1	37.3%
Licensing and Other Media	29.0	28.9	0.4%

TOTAL	$606.7	$514.3	18.0%

NEWSPAPERS
Operating Revenues
Local	$46.5	$46.4	0.1%
Classified	51.2	50.4	1.6%
National	11.4	11.0	4.1%
Preprints and other	38.8	36.6	6.2%

Newspaper advertising	147.9	144.3	2.5%
Circulation	32.7	33.9	(3.7)%
Other	4.5	4.2	5.4%

Newspapers	$185.0	$182.5	1.4%

Ad inches (excluding JOAs) (in thousands)
Local	2,014	1,946	3.5%
Classified	2,457	2,558	(4.0)%
National	367	365	0.6%

Full run ROP	4,837	4,868	(0.6)%

Share of JOA operating profits (2)	$26.8	$24.8	7.8%

SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$159.4	$127.6	24.9%
Affiliate fees, net	40.7	23.9	70.4%
Other	4.5	3.5	29.7%

Scripps Networks	204.6	155.0	32.0%

Subscribers (3)
HGTV	87.4	84.5	3.4%
Food Network	85.9	83.0	3.5%
Great American Country	36.8	26.7	37.8%

BROADCAST TELEVISION
Operating Revenues
Local	$46.8	$49.3	(5.1)%
National	27.1	28.6	(5.4)%
Political	21.0	1.3
Other	3.9	3.6	7.2%

Broadcast Television	$98.8	$82.9	19.2%

SHOP AT HOME
Operating Revenues
Shop At Home	$89.4	$65.1	37.3%

Avg. full-time equivalent homes	53.7	45.5	18.0%

(1)	Operating results include Great American Country since the November 22, 2004 acquisition date.
(2)	Excludes editorial costs.
(3)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.